Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Increases Revolving Credit Facility to $265 Million
and Repays $50 Million Term Loan
FOOTHILL RANCH, Calif. — December 13, 2007 — Kaiser Aluminum (NASDAQ:KALU) today announced that it has increased its revolving credit facility from $200 million to $265 million. In a related transaction, the company used available cash to repay its only outstanding funded debt, a $50 million term loan.
“The company’s strong cash flow has enabled the repayment of our term loan while funding over $70 million of capital spending on our growth initiatives since June of 2006,” said Jack A. Hockema, Chairman, CEO and President of Kaiser Aluminum. “The revolving credit increase further improves our liquidity, even after paying down the term loan. We believe our strong liquidity and solid balance sheet position us well to act on further growth opportunities.”
The company expects interest expense savings of approximately $2 million annually from the repayment of the term loan. The revolving credit facility matures on July 6, 2011 and remains undrawn except to support approximately $15 million of letters of credit.
Kaiser Aluminum, headquartered in Foothill Ranch, Calif., is a leading producer of fabricated aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and automotive and custom industrial applications. The company’s 11 plants in North America annually produce more than 500 million pounds of value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the company was founded in 1946. The company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.
F-1084
Certain statements in this release relate to future events and expectations and, as a result, constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) the effectiveness of management’s strategies and decisions; (b) adverse changes in economic or aluminum industry conditions generally; (c) adverse changes in the markets served by the company, including the aerospace, defense, general engineering, automotive, distribution and other markets; (d) the company’s inability to achieve the level of cash generation, margin improvements, cost savings, or earnings or revenue growth anticipated by management; and (e) the other risk factors summarized in the company’s Form 10-K for the year ended December 31, 2006 and other reports filed with the Securities and Exchange Commission.
Investor Relations Contacts:
Joe Bellino
Dan Rinkenberger
Kaiser Aluminum
(949) 614-1740
Public Relations Contact :
Geoff Mordock
Fleishman-Hillard
(213) 489-8271